EXHIBIT 3(i).2

KILROY REALTY CORPORATION

ARTICLES SUPPLEMENTARY

1,610,000 SHARES OF

7.80% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article IV of the Articles of Amendment and Restatement of the Company filed with the Department on January 21, 1997, as amended and supplemented (the “Charter”) and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolutions duly adopted on September 26, 2003, has authorized the classification and designation of up to 5,000,000 shares of the authorized but unissued preferred stock of the Company, par value $.01 per share (“Preferred Stock”) as a separate class of Preferred Stock and the issuance of a maximum of 5,000,000 shares of such class of Preferred Stock, and pursuant to the powers contained in the Bylaws of the Company and the MGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Company, all powers of the Board of Directors with respect to classifying, designating, and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of, such class of Preferred Stock, and determining the number of shares of such class of Preferred Stock (not in excess of the aforesaid maximum number) to be classified and issued and the consideration and other terms and conditions upon which such shares of such class of Preferred Stock are to be issued.

SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has unanimously adopted resolutions classifying and designating 1,610,000 shares of the authorized but unissued Preferred Stock as a separate class of Preferred Stock to be known as the “7.80% Series E Cumulative Redeemable Preferred Stock,” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such 7.80% Series E Cumulative Redeemable Preferred Stock and authorizing the issuance of up to 1,610,000 shares of 7.80% Series E Cumulative Redeemable Preferred Stock.

THIRD: The designation, number of shares, preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as 7.80% Series E Cumulative Redeemable Preferred Stock are as follows (the “Series E Terms”), which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Section 1. Designation and Number. A series of Preferred Stock, designated the “7.80% Series E Cumulative Redeemable Preferred Stock” (the “Series E Preferred Stock”) is hereby established. The number of shares of Series E Preferred Stock shall be 1,610,000.

Section 2. Rank. The Series E Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company, rank: (i) senior to all classes or series of the Company’s common stock, par value $.01 per share (the “Common Stock”), the Company’s Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”) and all classes or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series E Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company; (ii) on parity with the Company’s 8.075% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), 9.375% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), 9.250% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) and

any class or series of equity securities of the Company expressly designated as ranking on a parity with the Series E Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company; and (iii) junior to any class or series of equity securities of the Company expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. For purposes of these Articles Supplementary (which upon any restatement of the Charter shall be referred to, where appropriate, as the Series E Terms), the term “Parity Preferred Stock” shall be used to refer to the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any class or series of equity securities of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on a parity with Series E Preferred Stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Company. The term “equity securities” does not include debt securities, which will rank senior to the Series E Preferred Stock prior to conversion.

Section 3. Dividends.

(a) Payment of Dividends. Subject to the rights of holders of Parity Preferred Stock as to the payment of dividends and holders of equity securities ranking senior to the Series E Preferred Stock as to payment of dividends, holders of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available to the Company for the payment of dividends, cumulative preferential cash dividends at the rate per annum of 7.80% of the $25 liquidation preference per share of Series E Preferred Stock. All dividends shall be cumulative, shall accrue from the original date of issuance and shall be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on February 15, May 15, August 15 and November 15 of each year, commencing on the first of such dates to occur after the original date of issuance and, (ii) in the event of a redemption, on the redemption date (each a “Dividend Payment Date”). The amount of the dividend payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and, for any period shorter than a full quarterly period for which dividends are computed, the amount of the dividend payable will be prorated and computed on the basis of the actual number of days elapsed in such a period to ninety (90) days. If any date on which dividends are to be made on the Series E Preferred Stock is not a Business Day (as defined herein), then payment of the dividend to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Dividends on the Series E Preferred Stock will be made to the holders of record of the Series E Preferred Stock at the close of business on the relevant record dates, which, unless designated otherwise by the Board of Directors with respect to any dividend, will be fifteen (15) Business Days prior to the relevant Dividend Payment Date (each a “Dividend Record Date”). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series E Preferred Stock shall be entitled to receive, and shall receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series E Preferred Stock which is outstanding on such date.

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(b) Limitations on Dividends. No dividends on the Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Dividends Cumulative. Notwithstanding the foregoing, dividends on the Series E Preferred Stock will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not authorized or declared by the Board of Directors. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividends on the Series E Preferred stock which may be in arrears. Any dividend made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares that remains payable.

(d) Priority as to Dividends.

(i) Unless all dividends accumulated on all Series E Preferred Stock and all classes and series of outstanding Parity Preferred Stock as to payment of dividends have been paid in full, (i) no dividend of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock, the Series B Preferred Stock or any class or series of other stock of the Company ranking junior as to the payment of dividends to the Series E Preferred Stock and any series of outstanding Parity Preferred Stock (such Common Stock or other junior stock, collectively, “Junior Stock”), and (ii) no cash or other property shall be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series E Preferred Stock, any Parity Preferred Stock as to payment of dividends, or any Junior Stock. Without limiting Section 6(c) hereof, the foregoing sentence will not prohibit (i) dividends payable solely in Junior Stock, (ii) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock, and (iii) the purchase by the Company of such Series E Preferred Stock, Parity Preferred Stock or Junior Stock pursuant to the Charter to the extent necessary to preserve the Company’s status as a real estate investment trust.

(ii) So long as dividends have not been paid in full (and a sum sufficient for such full payment is not set apart for payment) upon the Series E Preferred Stock, all dividends authorized or declared upon the Series E Preferred Stock and all classes or series of outstanding Parity Preferred Stock as to the payment of dividends with the Series E Preferred Stock shall be authorized and declared pro rata so that the amount of dividends authorized and declared per share of Series E Preferred Stock and such other classes or series of outstanding Parity Preferred Stock shall in all cases bear to each other the same ratio that the sum of the liquidation preference plus accrued dividends per share on the Series E Preferred Stock bears to the sum of the liquidation preference plus accrued dividends per share on such other classes or series of outstanding Parity Preferred Stock (which, in any event, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of Parity Preferred Stock does not have cumulative dividend rights).

(e) No Further Rights. Holders of Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, other property or otherwise, in excess of the full cumulative dividends described herein.

(f) Capital Gain Dividend. If, for any taxable year, the Company elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gain Amount”) of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes and series of capital stock of the Company, then the portion of the Capital Gain Amount that shall be allocable to holders of the Series E Preferred Stock shall be the same proportion that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series E Preferred Stock for the year bears to the total amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all classes of series of stock of the Company for such year.

Section 4. Liquidation Preference.

(a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and subject to the rights of holders of any equity securities ranking senior to the Series E Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series E Preferred Stock shall be entitled to receive out of the assets of the Company legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Company, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of stock of the Company that ranks junior to the Series E Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, an amount equal to the sum of (i) a liquidation preference of $25 per share of Series E Preferred Stock plus (ii) an amount equal to any accumulated and unpaid dividends thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series E Preferred Stock and any Parity Preferred Stock as to rights upon liquidation, dissolution or winding-up of the Company, all payments of liquidating distributions on the Series E Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series E Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the sum of the liquidation preference plus accrued dividends per share on the Series E Preferred Stock bears to the sum of the liquidation preference plus accrued dividends per share on the other series of Parity Preferred Stock (which, in any event, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have cumulative dividend rights).

(b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Company.

(d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Company with or into any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Company) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company.

(e) Permissible Distributions. In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

Section 5. Redemption.

(a) Optional Redemption. Subject to Section 7, the Series E Preferred Stock may not be redeemed prior to November 21, 2008; provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Series E Preferred Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal and state income tax purposes. On or after such date, the Company shall have the right to redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days written notice, at a redemption price, payable in cash, equal to $25 per share of Series E Preferred Stock plus accumulated and unpaid dividends, whether or not declared, up to and including the date of redemption. Except with respect to a redemption to preserve REIT qualification, if fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) by lot or by any other equitable method determined by the Company.

(b) Limitation on Redemption. Subject to Section 7 hereof, the Company may not redeem fewer than all of the outstanding shares of Series E Preferred Stock unless all accumulated and unpaid dividends have been paid on all outstanding Series E Preferred Stock for all quarterly dividend periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase by the Company of shares of Series E Preferred Stock in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal and state income tax purposes. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series E Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(c) Procedures for Redemption.

(i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series E Preferred Stock to be redeemed, (iv) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price, (v) that dividends on the Series E Preferred Stock to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series E Preferred Stock. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

(ii) If the Company gives a notice of redemption in respect of Series E Preferred Stock (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Company will deposit irrevocably in trust for the benefit of the Series E Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid dividends, if any, on such shares to the date fixed for redemption (which if following the Dividend Record Date but preceding a Dividend Payment Date shall include accumulated and unpaid dividends through the applicable Dividend Payment Date), without interest, and will give irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid dividends, whether or not declared, if any, on such shares to the holders of the Series E Preferred Stock upon surrender of the Series E Preferred Stock by such holders at the place designated in the notice of redemption. If less than all Series E Preferred Stock evidenced by any certificate is being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series E Preferred Stock, evidencing the unredeemed Series E Preferred Stock without cost to the holder thereof. On and after the date of redemption, dividends will cease to accumulate on the Series E Preferred Stock or portions thereof called for redemption, unless the Company defaults in the payment thereof. If any date fixed for redemption of Series E Preferred Stock is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid dividends in respect of the Series E Preferred Stock is improperly withheld or refused and not paid by the Company, dividends on such Series E Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid dividends.

(iii) If redemption is to be by lot and, as a result, any holder of shares of Series E Preferred Stock would have actual ownership or Constructive Ownership (as defined in Section 7(a)) in excess of the Ownership Limit (as defined in Section 7(a)), or such other limit as permitted by the Board of Directors or the Committee pursuant to Section 7(i), because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold an amount of Series E Preferred Stock in excess of the Ownership Limit or such other limit, as applicable, subsequent to such redemption.

(iv) The holders of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive dividends payable with respect to the shares of Series E Preferred Stock held on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company’s default in the payment of such dividends. Except as provided above, the Company shall make no payment or allowance for any accumulated and unpaid dividends on the shares of Series E Preferred Stock to be redeemed.

(d) Status of Redeemed Stock. Any shares of Series E Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 6. Voting Rights.

(a) General. Holders of the Series E Preferred Stock will not have any voting rights, except as set forth below.

(b) Right to Elect Directors.

(i) If at any time full dividends shall not have been timely made on any Series E Preferred Stock with respect to any six (6) prior quarterly dividend periods, whether or not consecutive, (a “Preferred Dividend Default”), the holders of such Series E Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock, which is on parity with the Series E Preferred Stock as to both dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, upon which like voting rights have been conferred and are exercisable (collectively with the Series E Preferred Stock, the “Parity Securities”), will have the right to elect two additional directors to serve on the Company’s Board of Directors (the “Preferred Stock Directors”). The Preferred Stock Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Stock Director will serve until his or her successor is duly elected and qualified or until such Preferred Stock Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Stock Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 6(b)(ii) below if the request is received more than ninety (90) days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within ninety (90) days of the date fixed for the Company’s next annual or special meeting of stockholders and (ii) at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such dividends in arrears and dividends for the current quarterly period on the Series E Preferred Stock and each such class or series of outstanding Parity Preferred Stock have been paid in full (or set apart for payment in full as described in Section 6(b)(iii) below). A dividend in respect of Series E Preferred Stock shall be considered timely made if made within two (2) Business Days after the applicable Dividend Payment if at the time of such late payment date there shall not be any prior quarterly dividend periods in respect of which full dividends were not timely made at the applicable Preferred Stock Dividend Date.

(ii) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series E Preferred Stock, a special meeting of the holders of Series E Preferred Stock and each class or series of other Parity Securities by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than forty-five (45) days after the date such notice is given. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series E Preferred Stock and other Parity Securities, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $50 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. As a result, each share of Series E Preferred Stock will be entitled to one-half of a vote. The holder or holders of one-third of the Parity Securities then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series E Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Parity Securities present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Stock Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Stock that would have been entitled to vote at such special meeting.

(iii) If and when all accumulated dividends and the dividend for the current dividend period on the Series E Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series E Preferred Stock shall be divested of the voting rights set forth in Section 6(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Securities, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series E Preferred Stock and other Parity Securities entitled to vote thereon when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Securities). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Stock and other Parity Securities entitled to vote thereon when they have the voting rights set forth in Section 6(b) (voting separately as a single class with all other classes or series of Parity Securities). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c) Certain Voting Rights. So long as any Series E Preferred Stock remains outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series E Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series E Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up or (ii) reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares referenced in clause (i) of this subsection (c), (iii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the Company into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Preferred Stock is issued to an affiliate of the Company, or (iv) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation or other entity, or (B) amend, alter or repeal the provisions of the Company’s Charter (including these Articles Supplementary) or Bylaws, whether by merger, consolidation or otherwise, in either (A) or (B) above in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series E Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (iv) above, so long as (a) the Company is the surviving entity and the Series E Preferred Stock remains outstanding with the terms thereof unchanged or (b) the resulting, surviving or transferee entity is a corporation, business trust or other like entity organized under the laws of any state and substitutes for the Series E Preferred Stock other preferred stock having substantially the same terms and same rights as the Series E Preferred Stock, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the Series E Preferred Stock or the holders thereof; and provided, further, that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either (a) junior to the Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up or (b) on a parity with the Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Company to the extent such Preferred Stock is not issued to an affiliate of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; and provided, further, that notwithstanding clauses (iii) or (iv) above, the Company may increase the authorized or issued amount of the Series E Preferred Stock and/or any Parity Preferred Stock, whether by amendment or supplementation of the Charter, these Articles Supplementary or otherwise, without any vote of the Series E Preferred Stock if all such additional shares (a) remain unissued, and/or (b) are issued to an underwriter in a public offering registered with the Securities and Exchange Commission. In any matter in which the holders of the Series E Preferred Stock shall be entitled to vote (as provided herein), including any action by written consent, each share of Series E Preferred Stock shall have one vote per share, except that when shares of any other series of preferred stock shall have the right to vote with the Series E Preferred Stock as a single class on any matter, then the Series E Preferred Stock and such other series shall have with respect to such matters one vote per $50.00 of stated liquidation preference, resulting in each share of Series E Preferred Stock being entitled to one-half of a vote.

(d) No Voting Rights After Redemption. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required would occur, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purposes of Section 5 and this Section 7 of these Articles Supplementary, the following terms shall have the following meanings:

Beneficial Ownership” shall mean ownership of Series E Preferred Stock by a Person who is or would be treated as an owner of such Series E Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 7(c)(vi) of these Articles Supplementary, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series E Preferred Stock by a Person who is or would be treated as an owner of such Series E Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the Series E Preferred Stock on the trading day immediately preceding the relevant date, or if the Series E Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series E Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series E Preferred Stock may be traded, or if the Series E Preferred Stock is not then traded over any exchange or quotation system, the market price of the Series E Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Company.

“Ownership Limit” shall mean 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of Series E Preferred Stock of the Company. The number and value of shares of outstanding Series E Preferred Stock of the Company shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the

Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series E Preferred Stock provided that the ownership of such shares of Series E Preferred Stock by such underwriter would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series E Preferred Stock for another Person who is the beneficial transferee or beneficial owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 7(b)(ii) of these Articles Supplementary, the record holder of the Series E Preferred Stock if such Transfer had been valid under Section 7(b)(i) of these Articles Supplementary.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code and, for purposes of taxation of the Company under applicable state law, comparable provisions of the law of such state.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series E Preferred Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Series E Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series E Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series E Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series E Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 7(c) of these Articles Supplementary.

“Trustee” shall mean any Person unaffiliated with the Company, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Company to serve as trustee of a Trust.

(b) Restriction on Ownership and Transfers.

(i) Prior to the Restriction Termination Date:

(A) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Beneficially Own Series E Preferred Stock in excess of the Ownership Limit;

(B) except as provided in Section 7(i) of these Articles Supplementary, no Person shall Constructively Own Series E Preferred Stock in excess of the Ownership Limit;

(C) no Person shall Beneficially or Constructively Own Series E Preferred Stock which, taking into account any other capital stock of the Company Beneficially or Constructively Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of state law).

(ii) If, prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange (“NYSE”)) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series E Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, (i) then that number of shares of Series E Preferred Stock that otherwise would cause such Person to violate Section 7(b)(i) of these Articles Supplementary (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7(c), effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series E Preferred Stock in violation of Section 7(b)(i) of these Articles Supplementary, then the Transfer of that number of shares of Series E Preferred Stock that otherwise would cause any Person to violate Section 7(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(iii) Subject to Section 7(l) and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series E Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the capital stock of the Company being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series E Preferred Stock.

(c) Transfers of Series E Preferred Stock in Trust.

(i) Upon any purported Transfer or other event described in Section 7(b)(ii) of these Articles Supplementary, such Series E referred Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 7(b)(ii). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Company as provided in Section 7(c)(vi) of these Articles Supplementary.

(ii) Series E Preferred Stock held by the Trustee shall be issued and outstanding Series E Preferred Stock of the Company. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of the Series E Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series E Preferred Stock held in the Trust.

(iii) The Trustee shall have all voting rights and rights to dividends with respect to Series E Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to or on behalf of the Purported Record Transferee or Purported Beneficial Transferee prior to the discovery by the Company that shares of Series E Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series E Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record

Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series E Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series E Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series E Preferred Stock prior to the discovery by the Company that the Series E Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these Articles Supplementary to the contrary, until the Company has received notification that the Series E Preferred Stock has been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within twenty (20) days of receiving notice from the Company that shares of Series E Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series E Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series E Preferred Stock will not violate the ownership limitations set forth in Section 7(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Series E Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 7(c)(iv). The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series E Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series E Preferred Stock at Market Price, the Market Price of such shares of Series E Preferred Stock on the day of the event which resulted in the transfer of such shares of Series E Preferred Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series E Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Company that shares of such Series E Preferred Stock have been transferred to the Trustee, such shares of Series E Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series E Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such shares of Series E Preferred Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 7(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Series E Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Series E Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series E Preferred Stock at Market Price, the Market Price of such shares of Series E Preferred Stock on the day of the event which resulted in the transfer of such shares of Series E Preferred Stock to the Trust) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares of Series E Preferred Stock held in the Trust pursuant to Section 7(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares of Series E Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series E Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(vi) By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series E Preferred Stock held in the Trust would not violate the restrictions set forth in Section 7(b)(i) in the hands of such Charitable Beneficiary.

(d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 7(b) of these Articles Supplementary or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series E Preferred Stock of the Company in violation of Section 7(b) of these Articles Supplementary, the Board of Directors or the Committee or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Company to redeem shares of Series E Preferred Stock, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 7(b)(i) of these Articles Supplementary, shall automatically result in the transfer to a Trust as described in Section 7(b)(ii) and any Transfer in violation of Section 7(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series E Preferred Stock in violation of Section 7(b) of these Articles Supplementary, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 7(b)(ii) of these Articles Supplementary, shall immediately give written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any of such Transfer or attempted Transfer on the Company’s status as a REIT.

(f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series E Preferred Stock and each Person (including the shareholder of record) who is holding Series E Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Company such information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

(g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 7(l) of these Articles Supplementary) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its shareholders by preservation of the Company’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7 of these Articles Supplementary, including any definition contained in Section 7(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7(l) of these Articles Supplementary). In the event Section 7 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7(b)) acquired Beneficial or Constructive Ownership of Series E Preferred Stock in violation of Section 7(b)(i), such remedies (as applicable) shall apply first to the shares of Series E Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series E Preferred Stock, which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series E Preferred Stock based upon the relative number of the shares of Series E Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 7(b)(i)(C), the Board of Directors, or the committee of the Board of Directors appointed by the Board of Directors by resolutions duly adopted on September 26, 2003 and delegated with the authority to classify, designate, set the terms and conditions and authorize the issuance of the shares of Series E Preferred Stock (the “Committee”), in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series E Preferred Stock in violation of Section 7(b)(i)(A) if the Board of Directors or the Committee, as applicable, determines that such exemption will not cause the Company to fail to qualify as a REIT under the Code.

(ii) Subject to Section 7(b)(i)(C), the Board of Directors or the Committee, as applicable, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning Series E Preferred Stock in violation of Section 7(b)(i)(B), if the Board of Directors or the

Committee, as applicable, determines that such ownership would not cause the Company to fail to qualify as a REIT under the Code.

(iii) Subject to Section 7(b)(i)(C) and the remainder of this Section 7(i)(iii), the Board of Directors or the Committee, as applicable, may from time to time increase or decrease the Ownership Limit; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage ownership in Series E Preferred Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of Series E Preferred Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Series E Preferred Stock in excess of such percentage ownership of Series E Preferred Stock will be in violation of the Ownership Limit, and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding capital stock of the Company.

(iv) In granting a person an exemption under Section 7(i)(i) or (ii) above, the Board of Directors or the Committee, as applicable, may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 7(b)(i) or (ii) of these Articles Supplementary) will result in such Series E Preferred Stock being transferred to a Trust in accordance with Section 7(b)(ii) of these Articles Supplementary. In granting any exception pursuant to Section 7(i)(i) or (ii) of these Articles Supplementary, the Board of Directors or the Committee, as applicable, may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors or the Committee, as applicable, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT.

(j) Legends. Each certificate for Series E Preferred Stock shall bear substantially the following legends in addition to any legends required to comply with federal and state securities laws:

Classes of Stock

“THE COMPANY IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE COMPANY’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE COMPANY HAS THE AUTHORITY TO ISSUE AND, IF THE COMPANY IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS AND SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

Restriction on Ownership and Transfer

“THE SHARES OF SERIES E PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES E PREFERRED STOCK, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE COMPANY’S SERIES E PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES E

PREFERRED STOCK OF THE COMPANY; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE COMPANY’S SERIES E PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES E PREFERRED STOCK OF THE COMPANY; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES E PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE COMPANY BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SERIES E PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES E PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES E PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES E PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES E PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES E PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.”

(k) Severability. If any provision of this Section 7 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 7 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series E Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Section 7 after such settlement.

(m) Applicability of Section 7. The provisions set forth in this Section 7 shall apply to the Series E Preferred Stock notwithstanding any contrary provisions of the Series E Preferred Stock provided for elsewhere in these Articles Supplementary.

Section 8. No Conversion Rights. The holders of the Series E Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Company.

Section 9. No Maturity or Sinking Fund. The Series E Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series E Preferred Stock.

Section 10. No Preemptive Rights. No holder of the Series E Preferred Stock of the Company shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Company or any other security of the Company which it may issue or sell.

FOURTH: The Series E Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the State Department of Assessment and Taxation of Maryland accepts these Articles Supplementary for the record.

SEVENTH: The undersigned Senior Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 22nd day of October, 2003.

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
Tyler H. Rose Senior Vice President and Treasurer

[SEAL]

ATTEST:

/s/ Richard E. Moran Jr.
Richard E. Moran Jr. Executive Vice President, Chief Financial Officer and Secretary